Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Syniverse Holdings, Inc. for the registration of 31,750,000 shares of its common stock and to the incorporation by reference therein of our report dated March 8, 2007, with respect to the consolidated financial statements and schedule of Syniverse Holdings, Inc., Syniverse Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Syniverse Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

June 6, 2007